SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (‘Agreement”) is being entered into by Workiva Inc. and Scott G. Ryan (together, the “Parties”). All capitalized terms not defined herein will have the meaning set forth in the Employment Agreement between the Parties, dated February 19, 2018 (“Employment Agreement”).

        WHEREAS, Mr. Ryan has been employed by Workiva subject to the terms of the Employment Agreement;

        WHEREAS, Mr. Ryan has received the following equity grants in connection with his employment, pursuant to the (a) Amended and Restated Workiva Inc. 2009 Incentive Plan, (b) Workiva Inc. 2014 Equity Incentive Plan, as Amended, and (c) Workiva Inc. Nonqualified Deferred Compensation Plan (all options and shares issued to Mr. Ryan, in the aggregate, pursuant to these plans, “Equity Awards”): (i) 200,000 stock options at a price of $17.92, 25,000 of which remain unvested, (ii) 50,000 stock options at a price of $13.55, 9,375 of which remain unvested, (iii) 35,955 service-based vesting restricted stock units on February 1, 2018, 11,985 of which remain unvested, (iv) 143,820 service-based cliff vesting restricted stock units on February 1, 2018, which are scheduled to vest on February 1, 2021, (v) 38,700 shares of service-based vesting restricted stock units on February 1, 2019, 25,800 of which remain unvested, and (v) 35,095 shares of service-based vesting restricted stock units on February 3, 2020 (the “2020 RSUs”);

        WHEREAS, the Parties have mutually agreed to set aside the termination provisions of the Employment Agreement and separate pursuant to the terms of this Agreement; and

        WHEREAS, the Parties wish to resolve all matters related to Mr. Ryan’s employment with and termination from Workiva in an amicable manner.

        THEREFORE, the Parties agree as follows:
1.TERMINATION.
1.1. Sections 5.1 through 5.6 of the Employment Agreement are superseded in their entirety by mutual agreement of the Parties and replaced by the terms of this Agreement. For clarity, Section 7 of the Employment Agreement regarding Restrictive Covenants will remain in full force and effect following the execution of this Agreement.
1.2. Mr. Ryan’s termination from employment with Workiva will be effective at the close of business on April 10, 2020 (“Termination Date”).
2. VALUABLE CONSIDERATION.
2.1. Workiva agrees to pay Mr. Ryan a separation payment in an amount equal to $1,154,932 (one million, one hundred fifty four thousand, nine hundred and thirty-two dollars). This amount will be paid in a lump sum within ten (10) days after the Effective Date, as defined below, and will be less all required withholding (“Separation Payment”).

2.2. Assuming Mr. Ryan elects to continue his health insurance pursuant to COBRA, Workiva will make the full premium payments on his behalf for eighteen months or until he is eligible for the benefits of another employer, whichever occurs first.
2.3. Workiva will also accelerate the vesting of all Equity Awards (other than the 2020 Award) unvested as of the Termination Date, subject to Mr. Ryan’s timely execution and non-revocation of this Agreement; provided, however, that any delays in the settlement or payment of such awards that are set forth in the applicable award agreement or the Workiva Inc. Nonqualified Deferred Compensation Plan, or that are required under § 409A of the Code, will remain in effect.
2.3.1. Mr. Ryan agrees to forfeit all 35,095 unvested restricted stock units granted to Mr. Ryan pursuant to the 2020 Award and hereby surrenders the 2020 Award for cancellation, and the Company hereby accepts such surrender and cancellation, effective as of the Effective Date.
2.3.2. To the extent, taxes are due upon delivery of shares associated with the Equity Awards, Workiva will withhold shares to cover such taxes, unless Mr. Ryan notifies Workiva, in writing at the time he returns this signed Agreement that he wishes to pay Workiva cash for this tax withholding and actually does so prior to the relevant distribution date.
2.5  Mr. Ryan acknowledges that the benefits described above are over and above anything owed to him by law, contract or under the policies of the Workiva, and that they are being provided to him in exchange for his entering into this Agreement.
3. RELEASE, WAIVER AND COVENANTS NOT TO SUE.
3.1. Mr. Ryan hereby releases and waives all claims and causes of action of any kind that he has, known and unknown, against Workiva, including its owners, officers, directors, employees, affiliates, agents, successors and/or assigns (Workiva together with these individuals and entities are referred to as the “Released Parties”). This release and waiver includes all claims and causes of action that he has under any federal, state or local law, including Title VII of the Civil Rights Act, the Americans with Disabilities Act and the Age Discrimination in Employment Act, and their state law equivalents. It also includes any common law claims, such as contract and tort claims.
3.2. Mr. Ryan agrees not to file any lawsuit based on claims he has released in this Agreement, although he may participate in an investigation or proceeding conducted by an administrative agency provided he agrees to waive his right to any monetary recovery.
3.3. This release and waiver by Mr. Ryan does not apply to any suit to enforce this Agreement or to any claims under the Age Discrimination in Employment Act that may arise after the date on which Mr. Ryan executes this Agreement.

3.4. In exchange for Mr. Ryan’s waiver and release of claims against the Released Parties, and non-revocation of any portion of that release, Workiva expressly waives and releases any and all claims against Mr. Ryan that may be waived and released by law with the exception of claims arising out of or attributable to: (i) events, acts, or omissions taking place after the Parties' execution of the Agreement; and (ii) Mr. Ryan's breach of any terms and conditions of the Agreement.
4. RETURN OF PROPERTY.
4.1.  Mr. Ryan agrees that he will return to Workiva by no later than the Termination Date, all tangible items or property belonging to Workiva, unless otherwise agreed to in writing by the Company. Mr. Ryan understands that his receipt of the Separation Payment pursuant to this Agreement is contingent upon the return of all property.
5. CONFIDENTIALITY.
5.1. Mr. Ryan agrees not to disclose the existence or terms of this Agreement to any third party without the prior written consent of Workiva, except that he may discuss the terms of this Agreement with his attorney, spouse, tax advisor and as required by law.
4.2. Mr. Ryan acknowledges and agrees to abide by his ongoing obligation, pursuant to the Employment Agreement, to maintain the confidentiality of all Workiva proprietary information with which he came in contact during his employment.

6. NON-DISPARAGEMENT.
6.1. Mr. Ryan confirms and agrees that he will not make any oral or written statements to any third party about any of the Released Parties that are intended or reasonably likely to disparage any of them in any way, however, he is not prohibited from testifying truthfully under oath or providing truthful information in connection with an agency proceeding.
7. KNOWING AND VOLUNTARY RELEASE.
7.1. Mr. Ryan has been given this Agreement on April 8, 2020 and has 21 days in which to consider whether to execute it.
7.2. Mr. Ryan agrees that he has signed this Agreement knowingly and voluntarily and not as a result of threats or coercion.
7.3. MR. RYAN IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

8. ENTIRE AGREEMENT AND SEVERABILITY.
8.1. The Parties agree that this Agreement sets forth the entire agreement between them and supersedes any other written or oral understanding or contract they may have, with the exception of those terms of the Employment Agreement which expressly survive the termination of Mr. Ryan’s employment and/or are designated herein as provisions that survive.
9. APPLICABLE LAW.
9.1. This Agreement is governed by the laws of the State of Iowa without regard for its choice of law principles.
10. EFFECTIVE DATE.
10.1.  To accept the terms of this Agreement, Mr. Ryan must sign and deliver it to Workiva, c/o Emily Forrester.
10.2. Mr. Ryan may revoke this Agreement during the seven-day period immediately following his execution of the Agreement by delivering written notice of revocation to Workiva, c/o Ms. Forrester. Assuming no revocation, this Agreement will become final and binding on both Parties on the eighth day following Employee’s execution of this Agreement (“Effective Date”).

HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED EXECUTE THIS AGREEMENT ON THE DATES SET FORTH BELOW.

SCOTT G. RYAN	WORKIVA INC.

/s/ Scott G. Ryan	/s/ Troy M. Calkins
Date: April 9, 2020	Title: Executive Vice President, Chief Administrative Officer and Corporate Secretary
Date: April 9, 2020